Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Second Quarter 2011 Results
•	Diluted earnings per share increased 16% to $2.26
•	Net sales of $3.8 billion
•	Net cash from operating activities of $299 million
•	Funded orders of $3.8 billion and funded backlog of $10.9 billion
•	Updated financial guidance for 2011
NEW YORK, July 28, 2011 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported a 16% increase in diluted earnings per share (diluted EPS) to $2.26 for the quarter ended July 1, 2011 (2011 second quarter) compared with $1.95 for the quarter ended June 25, 2010 (2010 second quarter). The 2011 second quarter included a tax benefit of $0.11 per diluted share primarily related to the reversal of amounts previously accrued with respect to the 2006 and 2007 U.S. Federal income tax returns. The company increased its full year EPS guidance as a result of the lower expected tax rate for 2011. Net sales of $3.8 billion decreased by approximately 5% compared to the 2010 second quarter.
The decline in sales was driven primarily by the loss of the Special Operations Forces Support Activity (SOFSA) and Afghanistan Ministry of Defense (MoD) support contracts in 2010, continued lower pass-through volume related to the U.S. Army’s systems and software engineering and sustainment services (SSES) contract due to a change in contract vehicles that occurred in 2009, and a delay in the 2011 order for the Joint Cargo Aircraft (JCA).
“Despite a challenging sales environment, the company posted good sales growth in C3ISR, intelligence and cyber support in Government Services and systems field support services in AM&M due to recent competitive wins, and also EO/IR products in Electronic Systems. For the quarter, our funded orders were $3.8 billion, resulting in a book-to-bill ratio of 1.0 and funded backlog of $10.9 billion, and we generated strong cash flow, which is a testament to L-3’s solid performance and operational strength in a challenging environment,” said Michael T. Strianese, chairman, president and chief executive officer. “We won several competitive programs, secured key awards for legacy programs and continued to focus on excellent program execution and innovative solutions that enhance support to our customer base.”
Key wins during the quarter included contracts to perform sustainment for the U.S. Navy’s P-3 maritime patrol aircraft, the operation and maintenance of airborne sensors under the Missile Defense Agency’s HALO program, and Special Operations Command contracts to provide specialty and application IT management services. L-3 was also awarded ID/IQ contracts to provide linguist services for the U.S. Army and law enforcement training services for the Department of State.
Mr. Strianese continued, “We remain committed to improving our operational efficiency and delivering value to our customers and shareholders. During the quarter, we deployed our strong cash flow to repurchase $224 million of our common stock and pay dividends of $48 million, resulting in $526 million of cash returned to our shareholders year-to-date.”
Following a comprehensive strategic review across its business units, L-3 announced today a plan to spin-off to L-3 shareholders 100% of a new, independent, publicly traded government services company. This transaction will better position both companies to pursue expanded growth opportunities and more effectively address customer priorities.
See the separate press release issued earlier today announcing the planned spin-off for additional information.

Consolidated Results

	Second Quarter Ended				First Half Ended
	July 1,	June 25,	Increase/		July 1,	June 25,	Increase/
($ in millions, except per share data)	2011	2010	(decrease)		2011	2010	(decrease)

Net sales	$3,766	$3,966	(5)%		$7,367	$7,590	(3)%
Operating income	$404	$442	(9)%		$794	$852	(7)%
Operating margin	10.7%	11.1%	(40	) bpts	10.8%	11.2%	(40	) bpts
Net interest expense and other income	$51	$77	(34)%		$130	$137	(5)%
Effective income tax rate	30.3%	36.7%	(640	) bpts	31.8%	36.6%	(480	) bpts
Net income attributable to L-3	$243	$228	7%		$447	$449	—%
Diluted earnings per share	$2.26	$1.95	16%		$4.11	$3.82	8%
Second Quarter Results of Operations: For the 2011 second quarter, consolidated net sales of $3.8 billion decreased by $200 million, or 5%, as compared to the 2010 second quarter. Lower sales from the Aircraft Modernization and Maintenance (AM&M), Government Services, and Electronics Systems segments, were partially offset by sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment. Acquired businesses(1), which are all included in the Electronics Systems segment, contributed $33 million to net sales in the 2011 second quarter.
Operating income for the 2011 second quarter decreased by $38 million, or 9%, compared to the 2010 second quarter. Operating income as a percentage of sales (operating margin) decreased by 40 basis points to 10.7% for the 2011 second quarter compared to 11.1% for the 2010 second quarter. Lower operating margins in the C3ISR, Government Services and Electronic Systems segments were partially offset by higher operating margins for the AM&M segment.
See segment results below for additional discussion of segment sales and operating margin.
Net interest expense and other income decreased by $26 million for the 2011 second quarter compared to the same period last year. The decrease was due to: (1) lower interest expense primarily from lower interest rates on outstanding fixed rate debt as a result of recent debt refinancings and (2) a $13 million ($8 million after income taxes, or $0.07 per diluted share) debt retirement charge in the 2010 second quarter that did not recur in the 2011 second quarter.
The effective tax rate for the 2011 second quarter decreased by 640 basis points compared to the same period last year. The decrease in the effective tax rate was due to: (1) a reversal of previously accrued amounts of $12 million, or $0.11 per diluted share, primarily related to the 2006 and 2007 U.S. Federal income tax returns, (2) a higher mix of foreign earnings with lower tax rates compared to the 2010 second quarter, and (3) the reenactment of the U.S. Federal research and experimentation tax credit.
Net income attributable to L-3 in the 2011 second quarter increased by $15 million, or 7%, compared to the 2010 second quarter, and diluted EPS increased 16% to $2.26 from $1.95. Diluted weighted average common shares outstanding for the 2011 second quarter compared to the 2010 second quarter declined by 8% due to repurchases of L-3 common stock.
First Half Results of Operations: For the first half ended July 1, 2011 (2011 first half), consolidated net sales of $7.4 billion decreased by $223 million, or 3%, as compared to the first half ended June 25, 2010 (2010 first half). Lower sales from the AM&M, Government Services and Electronic Systems segments were partially offset by sales growth from the C3ISR segment and additional days in the 2011 first half. Acquired businesses, which are all included in the Electronics Systems segment, contributed $114 million to net sales in the 2011 first half.
Operating income for the 2011 first half decreased by $58 million, or 7%, compared to the 2010 first half. Operating margin decreased by 40 basis points to 10.8% for the 2011 first half compared to 11.2% for the 2010 first half. Lower operating margins in the C3ISR, Government Services and the Electronic Systems segments were partially offset by higher operating margins for the AM&M segment.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in
L-3’s actual results for the 12 months prior to the divestitures.

See segment results below for additional discussion of segment sales and operating margin.
Net interest expense and other income decreased by $7 million for the 2011 first half compared to the same period last year. A decrease of $12 million primarily due to lower interest expense as a result of recent debt refinancings and lower amortization of bond discounts was partially offset by $5 million of higher debt retirement charges. The 2011 first half included an $18 million debt retirement charge related to the redemption of the company’s $650 million 5 7/8% senior subordinated notes due 2015. The 2010 first half included a $13 million debt retirement charge related to the redemption of the company’s $400 million 6 1/8% senior subordinated notes due 2014.
The effective tax rate for the 2011 first half decreased by 480 basis points compared to the same period last year. The decrease in the effective tax rate was primarily due to: (1) $12 million, or $0.11 per diluted share, related to the reversal of previously accrued amounts primarily related to the 2006 and 2007 U.S. Federal income tax returns, (2) a higher mix of foreign earnings with lower tax rates compared to the 2010 first half, (3) the reenactment of the U.S. Federal research and experimentation tax credit, and (4) a 2010 first half tax provision of $5 million, or $0.04 per diluted share, related to the unfavorable tax treatment of the U.S. Federal Patient Protection and Affordable Care Act that did not recur.
Net income attributable to L-3 in the 2011 first half decreased by $2 million compared to the 2010 first half, and diluted EPS increased 8% to $4.11 from $3.82. Diluted weighted average common shares outstanding for the 2011 first half compared to the 2010 first half declined by 7% due to repurchases of L-3 common stock.
Orders: Funded orders for the 2011 second quarter decreased to $3.8 billion compared to $4.1 billion for the 2010 second quarter. Funded backlog was $10.9 billion at July 1, 2011, compared to $11.1 billion at December 31, 2010.
Cash flow: Net cash from operating activities was $519 million for the 2011 first half, a decrease of $70 million, compared to $589 million for the 2010 first half. The decrease in net cash from operating activities was primarily due to the timing of quarterly employer pension contributions and working capital requirements. Capital expenditures, net of dispositions of property, plant and equipment, were $77 million for the 2011 first half, compared to $63 million for the 2010 first half.
Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the 2011 first half compared to the 2010 first half.

	First Half Ended
	July 1,	June 25,
($ in millions)	2011	2010

Net cash from operating activities	$519	$589
Less: Capital expenditures, net of dispositions	77	63

Free cash flow(1)	$442	$526

Dividends paid	$97	$93
Common stock repurchases	429	254

Cash returned to shareholders	$526	$347

Percent of free cash flow returned to shareholders	119%	66%

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results
C3ISR

	Second Quarter Ended				First Half Ended
	July 1,	June 25,	Increase/		July 1,	June 25,	Increase/
($ in millions)	2011	2010	(decrease)		2011	2010	(decrease)
Net sales	$844.4	$795.4	6%		$1,630.0	$1,565.6	4%
Operating income	$95.5	$100.4	(5)%		$185.0	$205.0	(10)%
Operating margin	11.3%	12.6%	(130	) bpts	11.3%	13.1%	(180	) bpts
Second Quarter: C3ISR net sales for the 2011 second quarter increased by $49 million, or 6%, compared to the 2010 second quarter primarily due to increased demand and new business for networked communication systems for manned and unmanned platforms to the U.S. Department of Defense (DoD).
C3ISR operating income for the 2011 second quarter decreased by $5 million, or 5%, and operating margin decreased by 130 basis points compared to the 2010 second quarter. Operating margin decreased by 100 basis points due to favorable contract performance in the 2010 second quarter for networked communication systems that did not recur and 30 basis points due to sales mix.
First Half: C3ISR net sales for the 2011 first half increased by $64 million, or 4%, compared to the 2010 first half primarily due to increased demand and new business for networked communication systems for manned and unmanned platforms and airborne ISR logistics support and fleet management services to the DoD, and international ISR systems. These increases were partially offset primarily by lower sales for airborne ISR systems to the DoD and force protection products to foreign ministries of defense.
C3ISR operating income for the 2011 first half decreased by $20 million, or 10%, compared to the 2010 first half. Operating margin decreased by 180 basis points due to favorable contract performance in the 2010 first half that did not recur for network communications and airborne ISR systems and an $8 million loss on a contract termination recorded in the 2011 first quarter.
Government Services

	Second Quarter Ended				First Half Ended
	July 1,	June 25,			July 1,	June 25,
($ in millions)	2011	2010	Decrease		2011	2010	Decrease
Net sales	$938.3	$998.1	(6)%		$1,885.1	$1,907.7	(1)%
Operating income	$70.4	$84.9	(17)%		$141.4	$156.7	(10)%
Operating margin	7.5%	8.5%	(100	) bpts	7.5%	8.2%	(70	) bpts
Second Quarter: Government Services net sales for the 2011 second quarter decreased by $60 million, or 6%, compared to the 2010 second quarter. The decrease was primarily due to: (1) $26 million in lower sales due to the loss of an Afghanistan MoD support contract, (2) reduced pass-through subcontractor sales volume of $24 million for task order renewals related to SSES, (3) $11 million in lower sales from lower information technology support services for the U.S. Special Operations Command due to fewer task orders received because of more competitors on the current contract, and (4) $39 million in lower sales from completed contracts primarily for U.S. Army sustainment, training and logistics support services and the SBInet program for the U.S. Department of Homeland Security. These decreases were partially offset by $40 million in higher sales due to increased demand for intelligence and information technology support services for U.S. Government agencies.
Government Services operating income for the 2011 second quarter decreased by $15 million, or 17%, compared to the 2010 second quarter. Operating margin decreased by 100 basis points primarily due to lower contract profit rates on select new business and re-competitions of existing business due to competitive price pressures, lower sales and higher business development costs for the cyber security business.
First Half: Government Services net sales for the 2011 first half decreased by $23 million, or 1%, compared to the 2010 first half. Additional days in the 2011 first half as compared to the 2010 first half increased sales by approximately $60 million. Excluding the impact of the additional days, sales decreased by approximately $83 million, or 4%, due to trends similar to the 2011 second quarter. SSES subcontractor pass-through volume declined $53 million and sales were lower by $49 million due to the loss of the Afghanistan MoD support contract.

Government Services operating income for the 2011 first half decreased by $15 million, or 10%, compared to the 2010 first half. Operating margin decreased by 70 basis points. Operating margin was reduced by 110 basis points primarily due to reasons similar to the 2011 second quarter. The decrease in operating margin was partially offset by an increase of 40 basis points related to costs in the 2010 first half for a security systems contract that did not recur and the timing of receipt of award fees for linguist services.
AM&M

	Second Quarter Ended				First Half Ended
	July 1,	June 25,	Increase/		July 1,	June 25,	Increase/
($ in millions)	2011	2010	(decrease)		2011	2010	(decrease)
Net sales	$609.8	$760.2	(20)%		$1,202.7	$1,412.3	(15)%
Operating income	$56.0	$57.9	(3)%		$122.0	$117.4	4%
Operating margin	9.2%	7.6%	160	bpts	10.1%	8.3%	180	bpts
Second Quarter: AM&M net sales for the 2011 second quarter decreased by $150 million, or 20%, compared to the 2010 second quarter. The decrease was due to lower sales volume, primarily as a result of: (1) $99 million from the SOFSA contract loss, (2) $53 million due to the timing of orders for JCA, and (3) reduced level of effort on the Canadian Maritime Helicopter Program. These decreases were partially offset by increased demand for system field support services for a U.S. Army C-12 contract.
AM&M operating income for the 2011 second quarter decreased by $2 million, or 3%, compared to the 2010 second quarter. Operating margin increased by 160 basis points. Operating margin increased 170 basis points due to improved contract performance, primarily for rotary wing cabin assemblies and U.S. Navy maritime patrol aircraft and 70 basis points due to a decline in lower margin sales mix for SOFSA. These increases were partially offset by 80 basis points primarily due to higher costs related to JCA.
First Half: AM&M net sales for the 2011 first half decreased by $210 million, or 15%, compared to the 2010 first half. Additional days in the 2011 first half as compared to the 2010 first half increased sales by approximately $23 million. Excluding the impact of the additional days, sales decreased by $233 million, or 16%. The decrease was primarily as a result of: (1) $198 million from the SOFSA contract loss and (2) $34 million from JCA.
AM&M operating income for the 2011 first half increased by $5 million, or 4%, compared to the 2010 first half. Operating margin increased by 180 basis points. Operating margin increased 170 basis points due to improved contract performance, primarily for rotary wing cabin assemblies, and a decline in lower margin sales mix for SOFSA, and 80 basis points due to a 2011 first quarter favorable price adjustment of $10 million for an international aircraft modernization contract. These increases were partially offset by 70 basis points primarily due to startup costs related to a U.S. Army C-12 contract and higher costs related to JCA.
Electronic Systems

	Second Quarter Ended				First Half Ended
	July 1,	June 25,			July 1,	June 25,
($ in millions)	2011	2010	Decrease		2011	2010	Decrease
Net sales	$1,372.7	$1,412.4	(3)%		$2,648.8	$2,704.2	(2)%
Operating income	$182.4	$198.6	(8)%		$345.5	$372.4	(7)%
Operating margin	13.3%	14.1%	(80	) bpts	13.0%	13.8%	(80	) bpts
Second Quarter: Electronic Systems net sales for the 2011 second quarter decreased by $40 million, or 3%, compared to the 2010 second quarter, reflecting lower sales volume for: (1) warrior systems due to lower shipments of night vision products, (2) microwave products due to reduced funding related to the Prophet program, (3) combat propulsion systems due to a reduction in DoD funding for Bradley Fighting Vehicles, and (4) simulation & training devices due to declining production volumes on the F-22 and AVCATT (Aviation Combined Arms Tactical Trainer) programs and the delay of a foreign maritime simulation project. These decreases were partially offset by sales from acquired businesses of $33 million and higher demand for EO/IR products.

Electronic Systems operating income for the 2011 second quarter decreased by $16 million, or 8%, compared to the 2010 second quarter. Operating margin declined by 80 basis points primarily due to a change in sales mix.
First Half: Electronic Systems net sales for the 2011 first half decreased by $55 million, or 2%, compared to the 2010 first half, reflecting lower sales volume for: (1) microwave products due to reduced funding related to the Prophet program and reduced deliveries of mobile satellite communications systems and related power devices and amplifiers, (2) combat propulsion systems, (3) warrior systems, and (4) simulation & training devices. These decreases were partially offset primarily by sales from acquired businesses of $114 million and higher demand for EO/IR products
Electronic Systems operating income for the 2011 first half decreased by $27 million, or 7%, compared to the 2010 first half. Operating margin decreased by 80 basis points primarily due to a change in sales mix.

Financial Guidance
Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2011, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8, and the company undertakes no duty to update its guidance.
Consolidated 2011 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(April 21, 2011)

Net sales	$15.5 to $15.6	$15.5 to $15.6
Operating margin	10.7%	10.7%
Effective tax rate	33.2%	34.5%
Diluted EPS	$8.65 to $8.75	$8.50 to $8.60
Net cash from operating activities	$1.51	$1.51
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.22	0.22

Free cash flow	$1.29	$1.29

The revision of the company’s 2011 consolidated financial guidance compared to the previous guidance provided on April 21, 2011, is primarily due to a reduction in the estimated effective tax rate.
Segment 2011 Financial Guidance
($ in billions)

Current(1)
Net Sales:
C3ISR	$3.6 to $3.7
Government Services	$3.6 to $3.7
AM&M	$2.4 to $2.5
Electronic Systems	$5.7 to $5.8
Operating Margins:
C3ISR	11.0% to 11.2%
Government Services	7.8% to 8.0%
AM&M	9.0% to 9.2%
Electronic Systems	12.8% to 13.0%

(1)	The current segment 2011 financial guidance has not changed from the previous guidance provided on April 21, 2011.
Additional financial information regarding the 2011 second quarter results and the 2011 updated financial guidance is available on the company’s website at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, July 28, 2011 at 8:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.
8:00 a.m. EDT
7:00 a.m. CDT
6:00 a.m. MDT
5:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s website at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing 888-286-8010 (passcode: 66693465), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 61,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2010 sales of $15.7 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2011 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: timing and completion of the planned spin-off of a new, independent, publicly traded government services company, our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, including but not limited to the potential spin-off of a portion of our Government Services segment, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Second Quarter Ended(a)		First Half Ended
	July 1,	June 25,	July 1,	June 25,
	2011	2010	2011	2010

Net sales	$3,766	$3,966	$7,367	$7,590

Cost of sales	3,362	3,524	6,573	6,738

Operating income	404	442	794	852

Interest and other income, net	5	8	7	12
Interest expense	56	72	119	136
Debt retirement charge	—	13	18	13

Income before income taxes	353	365	664	715
Provision for income taxes	107	134	211	262

Net income	$246	$231	$453	$453
Less: Net income attributable to noncontrolling interests	3	3	6	4

Net income attributable to L-3	$243	$228	$447	$449
Less: Net income allocable to participating securities	1	1	2	3

Net income allocable to L-3 Holdings’ common shareholders	$242	$227	$445	$446

Earnings per share allocable to L-3 Holdings’ common shareholders:

Basic	$2.28	$1.97	$4.15	$3.85

Diluted	$2.26	$1.95	$4.11	$3.82

L-3 Holdings’ weighted average common shares outstanding:

Basic	106.1	115.4	107.3	115.7

Diluted	107.2	116.5	108.4	116.7

(a)
It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Second Quarter Ended		First Half Ended
	July 1,	June 25,	July 1,	June 25,
	2011	2010	2011	2010

Segment Operating Data

Net Sales:
C3ISR	$844.4	$795.4	$1,630.0	$1,565.6
Government Services	938.3	998.1	1,885.1	1,907.7
AM&M	609.8	760.2	1,202.7	1,412.3
Electronic Systems	1,372.7	1,412.4	2,648.8	2,704.2

Total	$3,765.2	$3,966.1	$7,366.6	$7,589.8

Operating income:
C3ISR	$95.5	$100.4	$185.0	$205.0
Government Services	70.4	84.9	141.4	156.7
AM&M	56.0	57.9	122.0	117.4
Electronic Systems	182.4	198.6	345.5	372.4

Total	$404.3	$441.8	$793.9	$851.5

Operating margin:
C3ISR	11.3%	12.6%	11.3%	13.1%
Government Services	7.5%	8.5%	7.5%	8.2%
AM&M	9.2%	7.6%	10.1%	8.3%
Electronic Systems	13.3%	14.1%	13.0%	13.8%
Total	10.7%	11.1%	10.8%	11.2%

Depreciation and amortization:
C3ISR	$11.3	$6.9	$22.9	$20.8
Government Services	8.8	8.5	17.1	18.1
AM&M	4.7	4.4	9.0	9.2
Electronic Systems	38.3	31.6	73.7	59.8

Total	$63.1	$51.4	$122.7	$107.9

Funded order data:
C3ISR	$1,000	$783	$1,757	$1,575
Government Services	816	1,073	1,657	1,938
AM&M	651	915	1,269	1,588
Electronic Systems	1,298	1,297	2,443	2,608

Total	$3,765	$4,068	$7,126	$7,709

	July 1,	December 31,
	2011	2010
Period end data:
Funded backlog	$10,928	$11,091

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	July 1,	Dec. 31,
	2011	2010
ASSETS

Cash and cash equivalents	$548	$607
Billed receivables, net	1,240	1,299
Contracts in process	2,734	2,548
Inventories	352	303
Deferred income taxes	116	114
Other current assets	194	207

Total current assets	5,184	5,078

Property, plant and equipment, net	913	923
Goodwill	8,795	8,730
Identifiable intangible assets	445	470
Deferred debt issue costs	36	39
Other assets	204	211

Total assets	$15,577	$15,451

LIABILITIES AND EQUITY

Current portion of long-term debt	$—	$11
Accounts payable, trade	507	463
Accrued employment costs	643	672
Accrued expenses	585	569
Advance payments and billings in excess of costs incurred	560	580
Income taxes	3	49
Other current liabilities	373	389

Total current liabilities	2,671	2,733

Pension and postretirement benefits	912	943
Deferred income taxes	378	308
Other liabilities	475	486
Long-term debt	4,126	4,126

Total liabilities	8,562	8,596

Shareholders’ equity	6,924	6,764
Noncontrolling interests	91	91

Total equity	7,015	6,855

Total liabilities and equity	$15,577	$15,451

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Half Ended
	July 1,	June 25,
	2011	2010
Operating activities
Net income	$453	$453
Depreciation of property, plant and equipment	88	77
Amortization of intangibles and other assets	35	31
Deferred income tax provision	56	65
Stock-based employee compensation expense	34	42
Contributions to employee savings plans in L-3 Holdings’ common stock	78	74
Amortization of pension and postretirement benefit plans net loss and prior service cost	26	19
Amortization of bond discounts (included in interest expense)	3	12
Amortization of deferred debt issue costs (included in interest expense)	5	6
Other non-cash items	2	3

Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	67	(139)
Contracts in process	(182)	(148)
Inventories	(41)	3
Accounts payable, trade	42	8
Accrued employment costs	(32)	45
Accrued expenses	9	66
Advance payments and billings in excess of costs incurred	(26)	(14)
Income taxes	(17)	30
Excess income tax benefits related to share-based payment arrangements	(2)	(6)
Other current liabilities	(18)	(25)
Pension and postretirement benefits	(35)	9
All other operating activities	(26)	(22)

Net cash from operating activities	519	589

Investing activities
Business acquisitions, net of cash acquired	(15)	(616)
Capital expenditures	(78)	(64)
Dispositions of property, plant and equipment	1	1
Investments in equity investees	—	(9)
Other	3	—

Net cash used in investing activities	(89)	(688)

Financing activities
Proceeds from sale of senior notes	646	797
Redemption of senior subordinated notes	(650)	(400)
Redemption of CODES	(11)	—
Borrowings under revolving credit facility	371	—
Repayment of borrowings under revolving credit facility	(371)	—
Common stock repurchased	(429)	(254)
Dividends paid on L-3 Holdings’ common stock	(97)	(93)
Proceeds from exercises of stock options	18	55
Proceeds from employee stock purchase plan	23	32
Debt issue costs	(6)	(7)
Excess income tax benefits related to share-based payment arrangements	2	6
Other financing activities	—	(4)

Net cash (used in) from financing activities	(504)	132

Effect of foreign currency exchange rate changes on cash and cash equivalents	15	(26)

Net (decrease) increase in cash and cash equivalents	(59)	7
Cash and cash equivalents, beginning of the period	607	1,016

Cash and cash equivalents, end of the period	$548	$1,023